Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GeneDx Holdings Corp. Amended and Restated 2021 Equity Incentive Plan and GeneDx Holdings Corp. 2021 Employee Stock Purchase Plan of our reports dated February 23, 2026, with respect to the consolidated financial statements of GeneDx Holding Corp. and the effectiveness of internal control over financial reporting of GeneDx Holdings Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York
February 23, 2026